Exhibit 99.1

Annual CEO Certification

(Section 303A.12(a))

In May 2010, the Company provided its annual CEO certification to the New York Stock Exchange as required by Rule 303A.12 of the New York Stock Exchange Listed Company Manual. This certification was provided without qualification. The Company also filed as Exhibits 31 and 32 to its Annual Report on Form 10-K for the year ended December 25, 2010, the certification of its Interim Principal Executive Officer and Principal Financial Officer as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.